Calculation of Filing Fee Tables
S-3
Viper Energy Partners LLC
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	4.900% Senior Notes due 2030	457(r)	500,000,000		$ 499,510,000.00	0.0001531	$ 76,474.98
Fees to be Paid	2	Debt	5.700% Senior Notes due 2035	457(r)	1,100,000,000		$ 1,095,996,000.00	0.0001531	$ 167,796.99
Fees to be Paid	3	Other	Guarantees of 4.900% Senior Notes due 2030	Other				0.0001531	$ 0.00
Fees to be Paid	4	Other	Guarantees of 5.700% Senior Notes due 2035	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 1,595,506,000.00		$ 244,271.97
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 244,271.97
Offering Note
[1]	Viper Energy, Inc. and New Cobra Pubco, Inc. are the guarantor co-registrants of the 4.900% Senior Notes due 2030 and 5.700% Senior Notes due 2035, issued by Viper Energy Partners LLC, the registrant.

[2]	See Offering Note 1.

[3]	See Offering Note 1.

[4]	See Offering Note 1.